VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Acquires Interest in UK North Sea Exploration Prospect

HOUSTON - (PR Newswire) - August 9, 2007 - VAALCO Energy, Inc. (EGY - NYSE) announces its subsidiary, VAALCO UK (North Sea) Limited, has executed an agreement whereby it will acquire through farm-in from Bow Valley Petroleum (UK) Limited a 25% working interest in the UK Offshore License P1285, Block 9/28b. The Block is located in the prolific South Viking Graben Area of the UK North Sea.

Under the terms of the agreement, VAALCO has agreed to contribute to the costs and expenses to drill and test an exploratory well to a depth of 13,000’ to evaluate the Upper Jurassic Brae Sands, thereby earning a 25% working interest in the license. Bow Valley, the Operator, intends to commence drilling as soon as possible, which may be as early as fourth quarter 2007, if a suitable rig is available. The agreement is subject to final approval by the UK Department for Business, Enterprise and Regulatory Reform.

Mr. Robert L. Gerry, Chairman and Chief Executive Officer, stated “We started evaluating UK North Sea projects last year, and are very pleased to make our first deal on this outstanding opportunity. We continue to evaluate other North Sea projects in order to build this into a core area for VAALCO.”

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
President
713-623-0801